AMENDMENT NO. 3

to

GENTIVA HEALTH SERVICES, INC. 2004 EQUITY INCENTIVE PLAN

(AMENDED AND RESTATED AS OF MARCH 16, 2011)

and

(AS AMENDED BY AMENDMENT NO. 1 THERETO)

and

(AS AMENDED BY AMENDMENT NO. 2 THERETO)

This Amendment No. 3 (this “Amendment”) to Gentiva Health Services, Inc. 2004 Equity Incentive Plan (amended and restated as of March 16, 2011), as amended by Amendment No. 1 thereto, and as further amended by Amendment No. 2 thereto (the “Plan”), is made by Kindred Healthcare, Inc. (the “Company”).

This Amendment is effective February 2, 2015 (the “Effective Date”).

NOW, THEREFORE, the Plan will be amended as follows:

1.	All references in the Plan to the “Company” will be deemed to refer to Kindred Healthcare, Inc. (“Kindred”).
2.	All references in the Plan to “Board” will be deemed to refer to the Board of Directors of Kindred.
3.	The following sentence will be added at the end of Section 5(a):

“No additional awards shall be granted under the Plan after February 2, 2015.”

4. Except as amended hereby, the Plan continues and shall remain in full force and effect in all respects.